Zion Oil & Gas

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INITIAL PUBLIC OFFERING NOW AVAILABLE

September 26, 2006--Zion's IPO Commences. Zion's Registration Statement, filed with the Securities and Exchange Commission for an Initial Public Offering was declared effective on September 26, 2006. This means that Zion is able to sell to the public right now:

  Common stock @ $7.00 per share
  Minimum of 350,000 shares ($2.45 million)
  Maximum of 2,000,000 shares ($14 million)
  100 share ($700) minimum purchase per subscriber
  Initial Closing to be scheduled after 350,000 shares are subscribed
  Underwriter: Network 1 Financial Securities, Inc. on a best efforts basis
  American Stock Exchange listing conditionally approved (upon reaching the minimum).
  Ticker symbol: ZN (available after the first closing)

Click here to find out more about the IPO

About Zion Oil

Zion Oil & Gas is a U.S.-based corporation formed under Delaware law, exploring for oil and gas in Israel on licensed and permitted areas of approximately 219,000 acres located onshore between Tel Aviv and Haifa. Click here to find out more about Zion Oil & Gas. Click the logo above from any page to return to the home page.

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

August 18, 2006--Zion CEO on CNBC.Gene Soltero, CEO of Zion Oil, appeared with Guy Johnson on the CNBC-Europe "Squawk Box" show originating in London to discuss Zion and our current fund raising efforts. Click here to view a video transcript of the interview.

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